FEDERAL INSURANCE COMPANY
Endorsement No.:	7
Bond Number:	82047599
NAME OF ASSURED: ADVANTAGE ADVISERS WHISTLER FUND, LLC, ET AL
C/O OPPENHEIMER ASSET MANAGEMENT INC.

DELETE AN ENDORSEMENT
It is agreed that this Bond is amended by deleting Endorsement Number(s) 1 in its entirety.

This Endorsement applies to loss discovered after 12:01 a.m. on September 2, 2011.
ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: January 30, 2012

ICAP Bond

Form 17-02-5647 (Ed. 11-03)

FEDERAL INSURANCE COMPANY
Endorsement No:	8
Bond Number:	82047599
NAME OF ASSURED: ADVANTAGE ADVISERS WHISTLER FUND, LLC, ET AL
C/O OPPENHEIMER ASSET MANAGEMENT INC.

NAME OF ASSURED ENDORSEMENT
It is agreed that the NAME OF ASSURED in the DECLARATIONS is amended to read as follows:
Advantage Advisers Whistler Fund, LLC
Advantage Advisers Xanthus Fund, LLC

This Endorsement applies to loss discovered after 12:01 a.m. on September 2, 2011.
ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: January 30, 2012

ICAP Bond
Form 17-02-0949 (Rev. 1-97)	Page 1